Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

UNILEVER PLC

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title[1]	Fee Calculation Rule	Amount Registered[2]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rules 457(c) and 457(h)	10,000,000	49.01[3]	490,100,000	0.00014760	72,338.76
Total Offering Amounts					490,100,000
Total Fee Offsets							–
Net Fee Due							72,338.76

(1) The ordinary shares, nominal value of 3 1/9 pence per share, of the Registrant (“Ordinary Shares”) are being registered on the registration statement. The Ordinary Shares may be represented by the Registrant’s American depositary shares (“PLC ADSs”). A separate registration statement on Form F-6 was filed with the Securities and Exchange Commission on November 27, 2020 (File No. 333-250991) for the registration of PLC ADSs evidenced by American depositary receipts issuable upon the deposit of Ordinary Shares.

(2) Pursuant to Rule 416 under the Securities Act of 1933, the registration statement also covers any additional shares of Ordinary Shares that may be granted under the approved Amended Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) The proposed maximum offering price for these Ordinary Shares has been estimated solely for the purpose of calculating the registration fee based in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, upon the price of £38.26 per Ordinary Share, the average of the high and low prices of the Ordinary Shares as reported on the London Stock Exchange on March 8, 2024. The translation of pounds sterling into U.S. dollars has been made at the closing spot rate for pounds sterling, as reported by Bloomberg at 5pm New York City time, on March 8, 2024 (£1=U.S.$1.2809).

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